<DOCUMENT>
<TYPE>EX-2.3
<SEQUENCE>6
<FILENAME>pmmsassignment
<TEXT>

ASSIGNMENT OF PLAN

FOR VALUE RECEIVED, Post Modern Medical Systems, Inc. the undersigned Assignor ("Assignor") hereby assigns, transfers and sets over to White Knight Publications, Inc. ("Assignee") all rights, title and interest held by the Assignor in and to the Numed Home Health Care, Inc. Third Amended Joint Plan of Reorganization confirmed August 16, 2001 (the Plan).

The Assignor warrants and represents that said Plan is in full force and effect and is fully assignable.

The Assignee hereby assumes and agrees to perform all the remaining and executory obligations of the Assignor under the Plan and agrees to indemnify and hold the Assignor harmless from any claim or demand resulting from non-performance by the Assignee.

The Assignee shall be entitled to all monies remaining to be paid under the Plan, which rights are also assigned hereunder.

The Assignor warrants that the Plan is without modification, and remains on the terms contained.

The Assignor further warrants that it has full right and authority to transfer said Plan and that the Plan rights herein transferred are free of lien, encumbrance or adverse claim.

This assignment shall be binding upon and inure to the benefit of the parties, their successors and assigns.

Signed this 10th day of December 2003.

for Assignor - Post Modern Medical Systems, Inc.

s/s JOHN STANTON
John Stanton
President and Chief Executive Officer
Post Modern Medical Systems, Inc.

For Assignee

s/s MARK CLANCY
Mark Clancy
President and Chief Executive Officer
White Knight Publications, Inc.

</TEXT>
</DOCUMENT>